UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

January 5, 2016

IMAGINATION TV, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-53278	42-1662836
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3915 San Fernando Road Glendale, California 91204

(Address of principal executive offices)

(323) 362-2428

 (Registrant's telephone number, including area code)

___ ___

(Former Name or former address if changed from last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01 Changes in Control of Registrant.

As a result of a private transaction, the control block of stock of this company, represented by 408,166,667 shares of common stock and 240,000,000 shares of preferred stock, has been transferred from Steven Samblis to Joseph S. Sirianni, and a change of control of Imagination TV, Inc. (the “Company”) has occurred. The information set forth in Item 5.02 of this Form 8-K is incorporated by reference into this Item 5.01.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain officers; Compensatory Arrangements of Certain Officers.

Upon the change of control of the Company, which occurred on January 5, 2016, the existing director and officer resigned immediately. Accordingly, Steven Samblis, serving as the sole director and as the only officer, ceased to be the Company’s director and Principal Executive Financial and Accounting Officer. At the effective date of the transfer, Joseph S. Sirianni assumed the role of director and President, Treasurer and Secretary of the Company.

Joseph S. Sirianni comes into Imagination TV with a long-standing track record of business development and marketing experience. After graduating with a Bachelors of Science in Business Management and Corporate Finance, he went on the path of serial entrepreneur. Among his endeavors, he’s owned and operated a diverse mix of businesses ranging from entertainment & hospitality to marketing & business development. As the director of Empire Ventures Group, Inc. Mr. Sirianni acts as a business consultant and has worked in the public arena, guiding companies in all aspects of marketing, public relations, investor relations, branding, and product development. Mr. Sirianni has been involved with helping clients establish their corporate image, engage new investors, oversee new product launches, and aid clients in identifying favorable means of funding to capitalize their operations. He looks to bring his expertise in the public arena to Imagination TV.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Resignation and appointment of officer and directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 11, 2016

Imagination TV, Inc.

/s/ Joe Sirianni
By: Joseph S. Sirianni
Title: President

EXHIBIT INDEX

Exhibit No.	Document Description

99.1	Resignation and appointment of officer and directors.

4